REGAL BELOIT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
This the Executive Employment Agreement (the “Agreement”) is made and entered into on March 12, 2019, by and between Louis V. Pinkham (the “Executive”) and Regal Beloit Corporation, a Wisconsin corporation, along with any successor thereto (the “Company”).
WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and
WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
1.    Effective Date; Term; At-Will Employment.
1.1    Effective Date. This Agreement shall become effective, and the Executive’s employment with the Company shall commence, on April 1, 2019 (the “Effective Date”), provided that (a) the Executive resigns from his prior employer prior to such date, and (b) the Executive reports to the Company for work on the Effective Date. If either of (a) or (b) is not satisfied as of the Effective Date, then this Agreement shall automatically terminate and be of no further force and effect.
1.2    Term. This Agreement shall govern the terms of the Executive’s employment with the Company from the Effective Date until termination of the Executive’s employment. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”
1.3    At-Will Employment. Notwithstanding anything herein to the contrary, the Executive agrees and acknowledges that his employment with the Company shall be at-will, meaning that either the Executive or the Company may terminate the Executive’s employment and this Agreement at any time, subject to the terms and conditions herein.
1.4    Coordination with KEESA. The Executive’s rights under this Agreement shall be of no force and effect during the Employment Period to the extent that the Executive has become entitled to duplicative or greater rights with respect to similar payments under the Key Executive Employment and Severance Agreement between the Executive and the Company dated as of the date hereof and as amended from time to time in accordance with its terms (the “KEESA”).
2.    Position and Duties.
2.1    Position. During the Employment Term, the Executive shall serve as the Chief the Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”) and the Chairman of the Board. The Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position, and shall have such other duties as may be reasonably assigned from time to time by the Board, consistent with the Executive’s position and the terms of this Agreement. In addition, the Corporate Governance and Director Affairs Committee of the Board will recommend to the Board that the Executive be elected to the Board as soon as practicable after the Effective Date. Starting with the Annual Shareholders Meeting of the Company occurring in 2020, the recommendation of the Executive’s reelection to the Board shall be subject to the Board’s discretion.
2.2    Duties. During the Employment Term, the Executive will devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly (including service on a for-profit board of directors) without the prior written consent of the Board. Notwithstanding the foregoing, nothing herein shall preclude the Executive from (a) serving as an officer or a member of charitable, educational or civic organizations; (b) engaging in charitable activities and community affairs; and (c) managing the Executive’s personal investments and affairs; provided, however, that such service and activities do not, in the Board’s reasonable opinion, interfere with the performance of his duties on behalf of the Company, create any conflict of interest as it relates to the Company, and are not represented in a manner that suggests the Company supports or endorses the services or activities without the advance approval of the Board.
2.3    Place of Performance. The principal place of the Executive’s employment shall be the Company’s principal executive office currently located in Beloit, Wisconsin; provided, however, that the Executive will be required to travel on Company business during the Employment Term.
3.    Compensation.
3.1    Base Salary. During the Employment Term, the Company shall pay the Executive an annual base salary at the rate of $950,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board beginning in April 2020 and the Board may increase but not decrease the Executive’s base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”
3.2    Annual Bonus. For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) based on the achievement of Company performance goals established by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion and, if applicable, in accordance with the terms of any annual incentive plan of the Company. As of the Effective Date, the Executive’s annual target bonus shall be equal to 110% of Base Salary (the “Target Bonus”). The Compensation Committee may increase, but not decrease, the Target Bonus percentage from time to time. The actual Annual Bonus paid to the Executive may range from zero to 200% of the Target Bonus depending on the level of achievement of the performance goals. The Annual Bonus for the 2019 fiscal year shall be pro-rated based on the number of days the Executive is employed by the Company during the year. Except as otherwise provided herein, including Section 5, the Annual Bonus will be subject to the terms and conditions of the Company’s annual bonus plan as in effect from time to time.
3.3    Signing Bonus. The Company shall pay the Executive a lump sum cash signing bonus in the gross amount of $133,000 (the “Signing Bonus”), which shall be included in the Executive’s first paycheck following the Effective Date; provided, however, that the Executive shall repay a pro-rata portion of the Signing Bonus if, prior to the second anniversary of the Effective Date, the Executive terminates his employment without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below). For purposes of determining the pro-rata repayment obligation, the Executive’s obligation shall lapse as to 1/24th of the Signing Bonus for each complete month that the Executive remains employed.
3.4    Equity Awards.
(a)    In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant to the Executive an award of restricted stock units pursuant to the Regal Beloit Corporation 2018 Equity Incentive Plan (the “2018 Incentive Plan”) with an aggregate grant date fair value of approximately $1,750,000 (the “Initial RSU Award”). The Initial RSU Award shall vest one-third on each of the first, second and third anniversaries of the Effective Date provided that the Executive remains continuously employed by the Company through such date (except as provided in Section 4). All other terms and conditions of the Initial RSU Award shall be governed by the terms and conditions of the 2018 Incentive Plan and an applicable award agreement that conforms to the applicable terms of this Agreement.
(b)    During the Employment Term, the Executive also shall be eligible to receive an annual grant of equity awards under the Company’s equity plan in effect at such time, subject to the approval by the Compensation Committee. For each fiscal year starting with the 2019 fiscal year, the Executive’s annual grant of equity awards will have a grant date fair value of at least $3,250,000, and will not be pro-rated for the 2019 fiscal year. Except as noted below, each such grant will consist of the following award types: 34% of the grant will be in the form of stock appreciation rights that vest, contingent on the Executive’s continuous service, 40% on the second anniversary of the Effective Date and 20% on each of the third, fourth and fifth anniversaries of the Effective Date; 33% of the grant will be in the form of restricted stock units that vest, contingent on the Executive’s continuous service, on the third anniversary of the Effective Date; and 33% of the grant will be in the form of performance share units that are earned based upon the achievement of the return on invested capital and total shareholder return performance goals set forth in the award agreement over the three year performance period from January 1, 2019 to December 31, 2021. The performance share units shall be paid out between 50% and 200% of the target grant for performance at or above the 25th and 75th percentiles, respectively (and determined by linear interpolation for performance between the 25th and 75th percentiles). The 2019 grant will be made pursuant to the terms of the 2018 Incentive Plan and the applicable award agreements, and shall be subject to all terms and conditions contained therein. The 2019 grant will also be made on, or as soon as practicable after, the Effective Date. Notwithstanding the foregoing, the Compensation Committee of the Board reserves the right to amend the amount, weighting and performance metrics for equity awards made after 2019, including the right to grant other types of awards not described above.
3.5    Relocation Benefits. The Company shall:
(a)    pay or promptly reimburse the Executive for all reasonable relocation expenses that he incurs through the second (2nd) anniversary of the Effective Date in connection with his relocation to the Illinois/Wisconsin region surrounding Beloit, Wisconsin, in accordance with the terms of the Company’s relocation policy. Such expenses include, but are not limited to, moving expenses, the transaction costs related to the sale of the Executive’s current residence and the closing costs of acquiring a new residence in such region. If the Executive terminates his employment without Good Reason or is terminated by the Company for Cause prior to the second (2nd) anniversary of the Effective Date, then the Executive shall be required to repay the Company the gross amount of any relocation expenses paid or reimbursed pursuant to this Section 4.5(a) and the Company’s relocation policy; and
(b)    pay or promptly reimburse the Executive for commuting travel expenses incurred by the Executive and/or his immediate family, up to $5,000 per month, for personal travel to/from the Beloit, Wisconsin area between the Effective Date and December 31, 2019.
3.6    Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to such fringe benefits and perquisites as are consistent with those provided to other executives of the Company, as approved by the Compensation Committee from time to time.
3.7    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in the Company’s Supplemental Defined Contribution Retirement Plan and all other incentive and employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law; provided, however, that no adverse amendment to the applicable terms of any outstanding award agreement under any incentive plan shall be effective without the Executive’s express written consent, unless such amendment is required by applicable law or regulatory authority.

3.8    Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to four weeks of paid vacation per calendar year in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.
3.9    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
3.10    Legal Fees Incurred in Negotiating the Agreement. The Company shall pay or reimburse the Executive for the Executive’s reasonable legal fees incurred in negotiating and drafting this Agreement and its related agreements, up to a maximum of $25,000. Any such payment or reimbursement shall be made within thirty (30) days after the Company’s receipt of the invoice for the fees.
3.11    Indemnification. To the fullest extent permitted under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time to the extent such amendment or restatement expands the Executive’s rights thereunder, the Company shall indemnify and hold the Executive harmless for acts or omissions in the Executive’s capacity as an officer, director or employee of the Company, and advance any costs and expenses related to the Executive’s defense of any claims in accordance with the Company’s Bylaws. The Company shall maintain a directors’ and officers’ liability insurance policy (or policies) providing coverage to the Executive during the Employment Term and thereafter that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.
3.12    Clawback Provisions. Any amounts payable under this Agreement (other than Base Salary paid in the ordinary course) are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery in the event of material misconduct or other events if required by applicable law. The Company will make any determination for clawback or recovery in accordance with such policy and any applicable law or regulation.
4.    Termination of Employment.
4.1    Termination Procedures.
(a)    The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason, provided that the Executive must provide the Company with sixty (60) days advance notice of his intent to terminate his employment; provided that if the Executive’s termination is without Good Reason, then the Company may immediately relieve the Executive of all duties and responsibilities upon receipt of the Executive’s Notice of Termination (as defined below) and choose to terminate the Executive’s employment without further notice or delay, which termination shall not constitute a termination without Cause. The Employment Term and the Executive’s employment hereunder shall automatically be terminated upon the Executive’s death.
(b)    Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 16. The Notice of Termination shall specify (i) the applicable date of termination; (ii) the termination provision of this Agreement relied upon; and (iii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(c)    Upon termination of the Executive’s employment during the Employment Term, the Executive shall only be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates under this Agreement.
(d)    Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.
4.2    Termination For Cause or Without Good Reason.
(a)    If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason (as defined below), then the Executive shall be entitled to receive (collectively, the “Accrued Amounts”):
(i)    any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;
(ii)    any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable payment date for such bonus; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii)    reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;
(iv)    other payments and benefits described in this Agreement that are not conditioned on continuing employment (such as indemnification rights and liability insurance); and
(v)    such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any cash payments in the nature of severance or termination payments except as specifically provided herein or the KEESA. Except as otherwise provided herein, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2018 Incentive Plan, or any successor plan under which the awards were granted, and the applicable award agreements.
(b)    For purposes of this Agreement, and except as otherwise provided in the KEESA, “Cause” shall mean any of the following, as determined by the Company in its reasonable judgement, exercised in good faith:
(i)    the Executive’s willful and material failure to perform or gross negligence in the performance of his duties (other than any such failure resulting from his incapacity due to physical or mental illness);
(ii)    the Executive’s willful and material failure to comply with any valid and legal directive of the Board;
(iii)    the Executive’s engagement in dishonesty, illegal conduct, or misconduct, whether or not related to the Executive’s employment with the Company and including any acts that occurred prior to the Effective Date of this Agreement, in each case which the Compensation Committee reasonably determines has or could cause material financial or reputational harm to the Company or its affiliates;
(iv)    the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company, or theft of Company property;
(v)    the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)    the Executive’s material breach of any material obligation under this Agreement or any other material obligation under any written agreement between the Executive and the Company; or
(vii)    any material failure by the Executive to comply with the material provisions of the Company’s written policies or rules (as they may be in effect from time to time during the Employment Term), including any material policy or rule contained in the Company Code of Business Conduct and Ethics, provided the Executive has been provided such policies or rules in advance of such failure.
For purposes of this Section 4(b), none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.
To terminate the Executive’s employment for Cause, the Board must provide written notice to the Executive of the existence of the circumstances providing grounds for termination for Cause within sixty (60) days after its initial knowledge of the existence of such grounds, and, except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have fifteen (15) business days after the delivery of written notice by the Board within which to cure any acts constituting Cause. If such failure, breach or refusal is timely cured, it shall not constitute grounds for a termination for Cause.
(c)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:
(i)    a material reduction in the Executive’s Base Salary or Target Bonus opportunity other than a general reduction in Base Salary that affects all senior executives in substantially the same proportions;
(ii)    a relocation of the Executive’s principal place of employment by more than 100 miles and which also increases the distance of the Executive’s commute;
(iii)    any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company; or
(iv)    a material, adverse change in the Executive’s position, authorities, duties, or responsibilities as Chief Executive Officer (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).
To terminate his employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days after he first becomes aware of the existence of such grounds and the Company must have at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not provide notice of Good Reason within sixty (60) days after he first becomes aware of occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.
4.3    Termination Without Cause or for Good Reason. If the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, then the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s material compliance with all the covenants described in Section 7 of this Agreement, and the Executive’s execution, within forty-five (45) days following receipt (such 45-day period, the “Release Execution Period”), of a release of claims in favor of the Company, its affiliates and their respective officers and directors, in a form provided by the Company within fifteen (15) days following such a termination, that (i) does not require the Executive to release any rights to payments and benefits described in this Agreement, and (ii) does not impose any additional post-employment restrictive covenants on the Executive (the “Release”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:
(a)    If such a termination occurs on or before the second anniversary of the Effective Date, a lump sum cash payment equal to two (2) times the sum of the Executive’s Base Salary and Annual Target Bonus for the year that includes the date of the Executive’s termination. If such a termination occurs after the second anniversary of the Effective Date, a lump sum cash payment equal to two (2) times the Executive’s Base Salary for the year that includes the date of the Executive’s termination. If the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and such payment is “nonqualified deferred compensation” that is not exempt from Section 409A, then such payment shall be paid on the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the date of the Executive’s death. If the Executive is not a specified employee, or if such payment is exempt from Section 409A, then such payment shall be made within thirty (30) days after the effective date of the Release; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the second taxable year.
(b)    A lump sum payment equal to the product of (i) the Annual Bonus to which the Executive would have been entitled for the fiscal year in which the

Executive’s termination occurs based solely on actual Company performance for such fiscal year (without any exercise of negative discretion), multiplied by (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year of termination and the denominator of which is 365 (the “Pro-Rata Bonus”). Such Pro-Rata Bonus shall be paid at the time specified in the Company’s annual bonus plan.
(c)    Full vesting of the Initial RSU Award upon the date the Release becomes effective to the extent not previously vested.
4.4    Death or Disability.
(a)    If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability (as defined below), then the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:
(i)    the Accrued Amounts;
(ii)    the Pro-Rata Bonus; and
(iii)    full vesting of the Initial RSU Award upon the date of termination of employment to the extent not previously vested.
Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.
(b)    For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.    Set Off; Mitigation. The Company’s obligation to pay the Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts determined by a final judicial or arbitral decision to be owed by the Executive to the Company for a breach of this Agreement or his fiduciary duties to the Company. However, the Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.
6.    Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for his reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on his date of termination.
7.    Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Non-Competition, Non-Solicitation and Non-Interference Agreement, attached hereto as Exhibit A, and the Company’s Employee Innovation and Proprietary Information Agreement, attached hereto as Exhibit B; provided, however, that if the Company materially breaches any material economic obligation to the Executive hereunder, or under any other agreement in effect between the Company and the Executive, and such breach remains uncured for thirty (30) days after the Executive provides the Company with notice of such breach, then the Executive’s non-solicitation, non-interference and non-competition covenants shall terminate.
8.    Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Wisconsin without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement and requesting equitable or injunctive relief shall be brought only in a state or federal court located in the state of Wisconsin. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. Any other dispute arising out of this Agreement or otherwise relating to the Executive’s employment or termination of employment shall, at the Executive’s election, be resolved by binding arbitration under the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association then in effect or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Executive’s election following a Change in Control (as defined in the KEESA), if the Executive is not residing or working in the Milwaukee, Wisconsin area, in the judicial district encompassing the city in the United States in which the Executive resides (or last resided). In any arbitration, the arbitrator(s) shall prepare a written decision explaining in reasonable detail the basis for any award, and judgement upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending resolution of any dispute, the Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise that are not subject to a good faith dispute. If the Executive’s expenses in any such arbitration or litigation are not reimbursed under Section 15 of the KEESA, at the conclusion of such arbitration or litigation the Company shall promptly reimburse the Executive for any expenses incurred by him in such arbitration or litigation (including, without limitation, attorney’s fees and other necessary costs and disbursements incurred by him in connection with the proceeding), to the extent that the Executive is ultimately determined to have substantially prevailed with respect to a disputed claim.

9.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement and such other agreements described above otherwise supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company, and all such other agreements not described above shall be void and of no effect. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement or such other agreements described above will be valid or binding.
10.    Modification and Waiver; Conflicts. No provision of this Agreement may be amended or modified unless such amendment or modification expressly incorporates the provision being amended or modified and is agreed to in a writing and signed by the Executive and by the Chairman of the Board. No waiver of any provision of this Agreement shall be effective unless it is in a writing that expressly incorporates the provision being waived and is signed by the party against whom it is sought to be enforced. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event of any conflict between the provisions of this Agreement and any other agreement between the Company and the Executive, the provisions of this Agreement will control to the extent more favorable to the Executive. If the KEESA provides for payments or benefits of a similar nature as those provided under this Agreement, then the applicable provisions of the KEESA shall control to the extent more favorable to the Executive. However, the application of any provision of the KEESA shall not operate to deprive the Executive of any benefit provided hereunder that is not provided for in the KEESA (such as full vesting of the Initial RSU Award upon a termination without Cause).
11.    Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.
12.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
13.    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures delivered by facsimile (including, without limitation, by portable document format) shall be effective for all purposes.
14.    Section 409A.

14.1    General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of the terms of this Agreement not complying with Section 409A.
14.2    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
(b)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
15.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. In case of such assignment or assumption, the term “Company” as used in this Agreement shall thereafter mean the person or entity that becomes bound by all the terms and provisions of this Agreement as a result of such assignment or assumption, and this Agreement shall inure to the benefit of, and be enforceable by, such person or entity. In addition, in the case of such assignment, the Executive shall not be considered to have experienced a termination of employment.
16.    Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing, by email or when deposited in the United States mail, postage prepaid, addressed to the Executive at the address

(or email address) last appearing in the Company’s personnel records and to the Company at its headquarters with attention (or an email) to the Chairman of the Board. Either party may change its address by written notice in accordance with this paragraph.
17.    Representations of the Executive. The Executive represents and warrants to the Company that, to the best of his knowledge and belief:
(a)    The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.
(b)    The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.
(c)    This Agreement has been jointly drafted by both parties and is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for the Executive review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable.
(d)    The Executive has truthfully answered all questions asked by the Board prior to the Effective Date, has disclosed all information that a reasonable person would believe is material to the Board’s decision to extend an offer of employment to the Executive, and has not falsified any materials or other information requested by the Company in connection with his employment.
(e)    The Executive has not been the subject of any complaint or allegation regarding his sexual harassment, his sexual misconduct, fraud or embezzlement in any prior employment situation.
18.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation, or any other amounts otherwise legally required to be withheld.
19.    Survival. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereto shall survive the expiration or other termination of the Employment Term.

20.    Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REGAL BELOIT CORPORATION

By:	/s/ Thomas E. Valentyn
Name: Thomas E. Valentyn
Title: Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Louis V. Pinkham
Louis V. Pinkham

(Signature Page to Executive Employment Agreement)

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION AND NON-INTERFERENCE AGREEMENT

Regal Beloit Corporation, acting for itself and its Affiliates, (the “Company”) and Employee, desiring to set forth their understandings regarding Employee's restrictions from competing against Company, agree as follows:

1. Consideration.

Employee acknowledges that any of Employee’s initial or continued employment, promotion, compensation increase and/or enrollment in the Company’s Incentive Compensation Plan (as applicable), is/are sufficient consideration to fully and adequately compensate Employee for agreeing to the obligations and restrictions contained herein.

2. Definitions.

(a) "Non-competition Period" shall mean the twenty-four month period following the termination of Employee's employment with Company.

(b) "Active Customers" shall mean any customer that Employee solicited or serviced on behalf of Company during the Measurement Period, or whose dealings with Company were coordinated or supervised, in whole or in part, by Employee during the Measurement Period, or about which Employee acquired Propriety Information through Employee’s employment with Employer that would be useful to a competitor in obtaining competitive business from such customer.

(c) "Measurement Period" shall mean the twelve -month period preceding the termination of Employee's employment with Company, or the duration of employment if less than twelve months.

(d) “Affiliate” shall mean an entity that is directly or indirectly controlled by Regal-Beloit Corporation.

(e) “Control” shall mean the right to cast, directly or indirectly, more than 50% of the voting interests in an entity.

(f) “Employee” shall mean the person entering into this Agreement who is an employee of Regal-Beloit Corporation or of any Affiliate. A person does not cease to be an Employee, for purposes of this Agreement, if/when she/he transfers between and/or among Regal-Beloit Corporation and any one or more of its Affiliates.

(g) "Proprietary Information" shall mean information, to the extent it is not a trade secret, that is possessed by or developed for the Company and that relates to the Company's business or technology, including but not limited to designs, drawings, diagrams, manuals, notebooks, reports, models, inventions, formulas, processes, machines, compositions, computer programs, accounting methods, sales and other financial records, quotation files, billing files, supplier information, cost estimates, business plans and strategies, new product plans, existing or proposed bids, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiations strategies, sales strategies, training information and materials, employee compensation and other employee information, customer or potential customer lists and files, customer purchasing history, and information generated for customer engagements or potential acquisition candidates. Proprietary Information also includes information received by the Company from others that the Company has an obligation to treat as confidential, including information obtained in connection with customer or supplier engagements and due diligence information gained as a result of a potential acquisition. Proprietary Information shall not include information that is or becomes available to the public through no wrongful act or omission of Employee or any other person under a duty of confidentiality to the Company.

(h) "Prospective Customers" shall mean any person or entity that is the subject of an open bid or proposal at the time of Employee's termination and with regard to whom Employee had contact on behalf of the Company during the Measurement Period, or whose dealings with Company were coordinated or supervised, in whole or in part, by Employee during the Measurement Period.

3. Non-Competition During Employment.

During Employee's employment with Company, Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to Company and its Affiliates, and will not engage in any way whatsoever, directly or indirectly (including by participating by providing financial support), in any business that is a direct competitor with Company's or its Affiliates' principal business, nor solicit customers, suppliers or employees of Company or Affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with Company's or its Affiliates' principal business. The ownership of less than a 1% interest in a corporation or other entity whose securities are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation or other entity may be a competitor of Company, shall not be deemed financial participation in a competitor. In addition, during Employee’s employment with Company, Employee will undertake no planning for or organization of any business activity competitive with the work performed as an employee of Company, and Employee will not combine or conspire with any other employee of Company or any other person for the purpose of organizing any such competitive business activity.

4. Non-Competition Following Termination of Employment.

Commencing on the termination of Employee's employment, for whatever reason and regardless of whether voluntary or involuntary, and during the Non-competition Period (as defined above), Employee will not accept a position or provide services to a business entity that is a substantial competitor to the Company, in a capacity in which it is reasonably likely that Employee would be required to use or disclose the Company's Proprietary Information (as defined above) or trade secrets to the Company's disadvantage. Prior to accepting any position with or providing services to a competitor of the Company during the Non-competition Period, Employee shall notify

Company of such proposed employment or services and Company agrees to provide Employee with timely notice of whether it considers such employment or services to violate Employee's obligations under this Agreement. Employee specifically acknowledges and agrees that the global restriction in this paragraph is necessary given the portability of Employer’s Proprietary Information and the global reach of Employer’s operations.

5. Non-Solicitation of Active Customers.

Commencing on the termination of Employee's employment, for whatever reason and regardless of whether voluntary or involuntary, and during the Non-competition Period (as defined above), Employee will not, directly or indirectly, contact, solicit or service any Active Customers (as defined above) for the purpose of providing competitive products or services similar to those provided by Employee on behalf of Company during the Measurement Period (as defined above).

6. Non-Solicitation of Prospective Customers.

Commencing on the termination of Employee's employment, for whatever reason and regardless of whether voluntary or involuntary, and for twelve months thereafter, Employee will not directly or indirectly, contact, solicit or service any Prospective Customers (as defined above) of Company for the purpose of providing competitive products or services similar to those provided by Employee on behalf of Company during the Measurement Period (as defined above).

7. Non-Interference with Existing Relationships.

Commencing on the termination of Employee's employment, for whatever reason and regardless of whether voluntary or involuntary, and during the Non-competition Period, Employee will not, directly or indirectly, request or advise any Active Customers, or suppliers or vendors of Company about whom Employee obtained acquired Propriety Information through Employee’s employment with Employer and who at the time of Employee’s termination have, or have had, business relationships with Company during the Measurement Period, to withdraw, curtail or cancel any of their business or relations with Company.

8. Non-Interference with Employees and Agents.

Commencing on the termination of Employee's employment, for whatever reason and regardless of whether voluntary or involuntary, and during the Non-competition Period, Employee shall not personally solicit any Company employee, agent, representative, or independent contractor who Employee supervised, with whom Employee worked, or about whom Employee learned confidential information pertaining to the employee’s agent's, representative's or independent contractor's identity, performance, or interest in pursuing other opportunities to join, provide services to, or work for any competitor of the Company (or for any person or entity who intends to compete with the Company). Nothing in this Agreement shall otherwise prohibit Employee's future employer from hiring Company's employees without Employee's involvement.

9. Specific Performance and Other Remedies.

Employee acknowledges and agrees that irreparable injury to Company may result in the event that Employee breaches any covenant in this Agreement, and that the remedy at law for the breach of any such covenant will be inadequate. If Employee engages in any act in violation of any provision of paragraphs 3 through 8, Employee agrees that Company shall be entitled, in addition to such other remedies and damages that may be available to it by law or under this Agreement, to injunctive relief to enforce such provisions without the necessity of posting a bond. Additionally, the Company shall be entitled to collect from Employee any costs and expenses, including its reasonable attorneys’ fees, incurred in connection with its successful enforcement of the provisions of this Agreement.

10. California Employees.

The provisions of paragraphs 3-7 above apply only to the extent necessary to protect trade secrets of Employer.

11. Miscellaneous.

(a) This Agreement does not constitute a guarantee of employment or alter Employee's at-will employment status. Either party may terminate the employment relationship at any time and for any reason. Termination of employment shall not affect the enforceability of this Agreement.

(b) All provisions in this Agreement, including subparagraphs, are severable, and the unenforceability of any provision shall not affect the enforceability of any other provision. The parties agree that each covenant contained in paragraphs 3 through 8 are separate and independent.

(c) Company may assign this Agreement to a successor entity without notification to, or the consent of, Employee. This Agreement shall be binding upon Employee, and shall inure to the benefit of Company, its successors and assigns.

(d) The failure by Company to enforce any right or remedy available to it under this Agreement shall not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Agreement shall be effective unless made in writing with specific reference to this Agreement.

(e) Employee agrees that Company may notify any third party about Employee's obligations under this Agreement until such time as Employee has performed all of Employee's obligations hereunder. Upon Company's request, Employee agrees to provide Company with information, including, but not limited to, supplying details of Employee's subsequent employment, sufficient to verify that Employee has not breached, or is not breaching, any covenant in this Agreement.

(f) The parties agree that nothing in this Agreement shall be construed to limit or negate any statutory or common law of torts or trade secrets, where such law provides Company with broader protection than that provided in this Agreement. During Employee's employment by Company, Employee shall do what is reasonably necessary to prevent misappropriation or unauthorized disclosure of Company's trade secrets. After termination of employment, Employee shall not use or disclose Company's trade secrets as long as they remain trade secrets. Employee understands, however, that Employee may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding and that such filing is made under seal. Additionally, in the event Employee files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Employee has the right to provide trade secret information to Employee’s attorney and use the trade secret information in the court proceeding, although Employee must file any document containing the trade secret under seal and may not disclose the trade secret, except pursuant to court order.

Employee acknowledges and agrees that Employee has carefully read this Agreement, understands its contents, has been given the opportunity to ask any questions concerning the Agreement and its contents, and has signed this Agreement as Employee's free and voluntary act.

Employee:	REGAL BELOIT CORPORATION

/s/ Louis V. Pinkham	/s/ Thomas E. Valentyn
Louis V. Pinkham	Thomas E. Valentyn
Title: Vice President, General Counsel and Secretary

EXHIBIT B

EMPLOYEE INNOVATION AND PROPRIETARY INFORMATION AGREEMENT (EIPIA)

Regal Beloit Corporation, acting for itself and its Affiliates (the “Company”) and Employee, desiring to set forth their understandings regarding Employee's understandings regarding Employee's obligations and restrictions related to inventions, technical or business innovations, and the disclosure and use of Company Proprietary Information, agree as follows:

1. Consideration. Employee acknowledges that any of Employee’s initial or continued employment, promotion, compensation increase and/or enrollment in the Company’s Incentive Compensation Plan (as applicable), is/are sufficient consideration to fully and adequately compensate Employee for agreeing to the obligations and restrictions contained herein.

2. Proprietary Information and Trade Secrets.

(a) Definitions.

(i) "Proprietary Information" shall mean information, to the extent it is not a trade secret, that is possessed by or developed for Company and that relates to the Company's business or technology, including but not limited to designs, drawings, diagrams, manuals, notebooks, reports, models, inventions, formulas, processes, machines, compositions, computer programs, accounting methods, sales and other financial records, quotation files, billing files, supplier information, cost estimates, business plans and strategies, new product plans, existing or proposed bids, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiations strategies, sales strategies, training information and materials, employee compensation and other employee information, customer or potential customer lists and files, customer purchasing history, and information generated for customer engagements or potential acquisition candidates. Proprietary Information also includes information received by the Company from others that the Company has an obligation to treat as confidential, including information obtained in connection with customer or supplier engagements and due diligence information gained as a result of a potential acquisition. Proprietary Information shall not include information that is or becomes available to the public through no wrongful act or omission of Employee or any other person under a duty of confidentiality to Company.

(ii) “Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iii) “Affiliate” shall mean an entity that is directly or indirectly controlled by Regal Beloit Corporation.

(iv) “Control” shall mean the right to cast, directly or indirectly, more than 50% of the voting interests in an entity.

(v) “Employee” shall mean the person entering into this Agreement who is an employee of Regal Beloit Corporation or of any Affiliate. A person does not cease to be an Employee, for purposes of this Agreement, if/when she/he transfers between and/or among Regal Beloit Corporation and any one or more of its Affiliates.

(vi) “Company” shall mean the Regal Beloit Corporation, any Affiliate that employs Employee, and/or any Affiliate to which any Proprietary Information or Trade Secret within the scope of this Agreement relates.

(b) Disclosure and Assignment to the Company-Inventions and Innovations. Employee agrees:

(i) to disclose and assign to the Company as the Company’s exclusive property and hereby assigns to the Company as the Company’s exclusive property, all inventions and technical or business innovations, including but not limited to all patentable and copyrightable subject matter (collectively, the "Innovations") developed, authored or conceived by Employee solely or jointly with others during the period of Employee’s employment, (1) that are along the lines of the business, work or investigations of the Company to which Employee’s employment relates or as to which Employee may receive information due to Employee’s employment with the Company, or (2) that result from or are suggested by any work which Employee may do for the Company or (3) that are otherwise made through the use of Company time, facilities or materials. To the extent any of the Innovations is copyrightable, each such Innovation shall be considered a “work for hire”;

(ii) to execute all necessary papers and otherwise provide proper assistance (at the Company’s expense), during and subsequent to Employee’s employment, to enable the Company to obtain for itself or its nominees, all right, title, and interest in and to patents, copyrights, trademarks or other legal protection for such Innovations in any and all countries;

(iii) to make and maintain for the Company adequate and current written records of all such Innovations;

(iv) to deliver promptly to the Company, upon any termination of Employee’s employment, all items which belong to the Company or which by their nature are for the use of Company employees only, including, without limitation, all written and other materials which are of a secret* or confidential* nature relating to the business of the Company;

(v) not to disclose or use in Employee’s work with the Company any secret or confidential information of others (including any prior employers), or any inventions or innovations of Employee or of others, that are not included within the scope of this Agreement; and

(vi) that, in the event Company is unable for any reason whatsoever to secure Employee’s signature to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for letters patent or copyright for any Innovation, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or registration of copyright thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Employee may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

*These terms are used in the ordinary sense and do not refer to official security classifications of the United States Government. Without limitation, examples of materials, information and data that may be of a secret or confidential nature are set forth in the definition of Proprietary Information in paragraph 2(a)(i).

(c) Disclosure, Use-Company’s Proprietary Information. Employee agrees that, during the term of Employee's relationship with Company and until the first to occur of (i) such time as the Proprietary Information becomes generally available to the public through no fault of Employee or other person under a duty of confidentiality to Company, (ii) such time as the Proprietary Information no longer provides a benefit to Company, or (iii) the second anniversary of the termination of Employee's employment with Company, Employee will not disclose or use, or cause to be disclosed or used, directly or indirectly, in any capacity, in any geographic area in which such use or disclosure could harm Company's existing or potential business interests, any Proprietary Information. This provision does not prohibit Employee's use of general skills acquired prior to or during employment by Company, as long as such use does not involve the use or disclosure of Proprietary Information or Trade Secrets.

(d) Trade Secrets. Notwithstanding any other provision in this Agreement, the parties agree that nothing in this Agreement shall be construed to limit or negate any statutory or common law of torts or trade secrets, where such law provides Company with broader protection than that provided in this Agreement. During Employee's employment by Company, Employee shall do what is reasonably necessary to prevent misappropriation or unauthorized disclosure of the Company's Trade Secrets. After termination of employment, Employee shall not use or disclose Company's Trade Secrets as long as they remain Trade Secrets. Employee understands, however, that Employee may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, provided that such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding and that such filing is made under seal. Additionally, in the event Employee files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Employee has the right to provide trade secret information to Employee’s attorney and use the trade secret information in the court proceeding, although Employee must file any document containing the trade secret under seal and may not disclose the trade secret, except pursuant to court order.

3. Specific Performance. Employee acknowledges and agrees that irreparable injury to Company may result in the event that Employee breaches any covenant in this Agreement, and that the remedy at law for the breach of any such covenant will be inadequate. Employee agrees that, if

Employee engages in any act in violation of any provision of paragraph 2(b), 2(c), or 2(d), including without limitation any subparagraph, Company shall be entitled, in addition to such other remedies and damages that may be available to it by law or under this Agreement, to injunctive relief to enforce such provisions without the necessity of posting a bond.

4. Miscellaneous.

(a) This Agreement does not constitute a guarantee of employment. Nor does it constitute a guarantee that Employee's compensation structure shall remain unchanged in the future. Either party may terminate the employment relationship at any time and for any reason. Termination of employment shall not affect the enforceability of this Agreement. Similarly, future changes to Employee's compensation shall not affect the enforceability of this Agreement.

(b) All provisions in this Agreement, including subparagraphs, are severable, and the unenforceability of any provision shall not affect the enforceability of any other provision. The parties agree that each covenant contained in paragraph 2(b), 2(c) and 2(d), including without limitation any subparagraphs, is separate and independent.

(c) Company may assign this Agreement to a successor entity without notification to, or the consent of, Employee. This Agreement shall be binding upon Employee, and shall inure to the benefit of Company, its successors and assigns.

(d) Discharge of Employee’s undertakings in this Agreement shall be an obligation of Employee’s executors, administrators, or other legal representatives or assigns.

(e) The failure by Company to enforce any right or remedy available to it under this Agreement shall not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Agreement shall be effective unless made in writing with specific reference to this Agreement.

(f) Employee agrees that Company may notify any third party about Employee's obligations under this Agreement until such time as Employee has performed all of Employee's obligations hereunder. Upon Company's request, Employee agrees to provide Company with information, including, but not limited to, supplying details of Employee's subsequent employment, sufficient to verify that Employee has not breached, or is not breaching, any covenant in this Agreement.

(g) This Agreement supersedes and replaces any existing agreement between the Company and Employee relating generally to the same subject matter. This agreement may not be modified or terminated, in whole or part, except in writing signed by an authorized representative of the Company.

(h) Employee represents that, except as stated below, Employee has no obligations to others in conflict with Employee's obligations and undertakings in this Agreement.

Employee acknowledges and agrees that Employee has carefully read this Agreement, understands its contents, has been given the opportunity to ask any questions concerning the Agreement and its contents, and has signed this Agreement as Employee's free and voluntary act.

Employee:	REGAL BELOIT CORPORATION

/s/ Louis V. Pinkham	/s/ Thomas E. Valentyn
Louis V. Pinkham	Thomas E. Valentyn
Title: Vice President, General Counsel and Secretary